Exhibit 23



               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS



We consent to the inclusion in the Current Report on Form 8-K and to the incorporation by reference in the Registration Statement (Form S-4 No. 333-3691) and related Prospectus of K-III Communications Corporation for the exchange of 8 1/2% Senior Notes due 2006 for outstanding 8 1/2% Senior Notes due 2006 and the exchange of Series D Exchangeable Preferred Stock Redeemable 2008 for outstanding shares of Series C Exchangeable Preferred Stock Redeemable 2008 of our report dated February 16, 1996, with respect to the consolidated financial statements of Westcott Communications, Inc., both filed with the Securities and Exchange Commission.


/s/ Ernst & Young LLP

Dallas, Texas
June 13, 1996